Exhibit 10.1

EXECUTION VERSION

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of May 16, 2016, is by and among Office Depot, Inc., a Delaware corporation (the “Company”), Staples, Inc., a Delaware corporation (“Parent”), and Staples AMS, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”). Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of February 4, 2015 (the “Merger Agreement”); and

WHEREAS, the Company and Parent entered into a letter agreement on February 2, 2016, pursuant to which each agreed to waive, until 5:00 p.m. (Boston time) on May 16, 2016, its right to terminate the Merger Agreement pursuant to Section 7.1(b) of the Merger Agreement due to actions arising under Antitrust Law or Section 7.1(c) of the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Termination. Pursuant to Section 7.1(a) of the Merger Agreement, the Parties hereby agree that the Merger Agreement, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby or entered pursuant thereto (collectively, the “Transaction Documents”), are hereby terminated effective immediately as of the date hereof (the “Termination Time”) and, notwithstanding anything to the contrary in the Transaction Documents, including Section 7.2 of the Merger Agreement, the Transaction Documents are terminated in their entirety and shall be of no further force or effect whatsoever (the “Termination”); provided that Section 5.2(e) of the Merger Agreement (other than the proviso set forth therein), the Confidentiality Agreement, the Clean Team Agreement, the Joint Defense and Confidentiality Agreement, dated February 23, 2015, by and among Parent, the Company and the other parties thereto (the “JDA”), the Clean Team Confidentiality Agreement, dated July 28, 2015, between Parent and the Company (the “EU Clean Team Agreement”) and the “Clean Team” Non-Disclosure Agreement, dated as of March 1, 2016, between Parent, the Company and the advisor party thereto (the “Advisor Clean Team Agreement”) shall each remain in full force and effect in accordance with their respective terms.

2. Termination Fee. Parent agrees to pay the Company on or before May 19, 2016 the Regulatory Fee ($250,000,000), as though the Merger Agreement were terminated pursuant to Section 7.1(c) thereof, by wire transfer of immediately available funds to an account designated in writing by the Company.

3. Mutual Release; Disclaimer of Liability. Each of Parent, Merger Sub and the Company, each on behalf of itself and each of its respective successors, Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, stockholders and advisors and the heirs, successors and assigns of each of them (the

“Releasors”), does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue any other Party, any of their respective successors, Subsidiaries, Affiliates, assignees, officers, directors, employees, Representatives, agents, attorneys, auditors, stockholders and advisors and the heirs, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, whether based on any Law or right of action, known or unknown, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of or related to the Transaction Documents (other than Section 5.2(e) of the Merger Agreement (other than the proviso set forth therein), the Confidentiality Agreement, the Clean Team Agreement, the JDA, the EU Clean Team Agreement and the Advisor Clean Team Agreement) or the transactions contemplated therein or thereby. The release contemplated by this Section 3 is intended to be as broad as permitted by Law and is intended to, and does, extinguish all Claims of any kind whatsoever, whether in Law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the Termination Time. Each of the Releasors hereby expressly waives to the fullest extent permitted by Law the provisions, rights and benefits of California Civil Code section 1542 (or any similar Law), which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Nothing in this Section 3 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or (ii) constitute a release by any Party for any Claim arising under this Agreement.

4. Representations and Warranties. Each Party represents and warrants to the other that: (a) such Party has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (b) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (c) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

5. Further Assurances. Each Party shall, and shall cause its Subsidiaries and Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Authority or under any Antitrust Law, in each case to the extent applicable, in connection with the transactions contemplated by the Transaction Documents.

6. Third-Party Beneficiaries. Except for the provisions of Section 3, with respect to which each Releasee is an expressly intended third-party beneficiary thereof, this Agreement is not intended to (and does not) confer on any Person other than the Parties any rights or remedies or impose on any Person other than the Parties any obligations.

7. Entire Agreement. This Agreement, the Confidentiality Agreement, the Clean Team Agreement, the JDA, the EU Clean Team Agreement and the Advisor Clean Team Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof and thereof.

8. Amendments. Any amendment, modification or waiver of any provision of this Agreement, or any consent to departure from the terms of this Agreement, shall not be binding unless in writing and signed by the Party or Parties against whom such amendment, modification, waiver or consent is sought to be enforced.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

10. Submission to Jurisdiction; Appointment of Agent for Service of Process. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) a suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7 of the Merger Agreement (which Section is hereby incorporated by reference into this Agreement); provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

13. Specific Performance. Each Party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

OFFICE DEPOT, INC.

By:	/s/ Stephen E. Hare
	Name:	Stephen E. Hare
	Title:	Executive Vice President and Chief Financial Officer

STAPLES, INC.

By:	/s/ Christine T. Komola
	Name:	Christine T. Komola
	Title:	Executive Vice President, Chief Financial Officer

STAPLES AMS, INC.

By:	/s/ Christine T. Komola
	Name:	Christine T. Komola
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Termination Agreement]